Exhibit 10.1

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), dated as of  April 28, 2014, by and between PGT Industries, Inc., a Florida corporation (“Customer”), and Royal Group, Inc., for its Window & Door Profiles division, a Canada corporation (“Supplier”). In consideration of the mutual covenants, promises, Agreements and provisos hereinafter contained, the parties agree as follows:

1.	Scope of Supply

This Agreement governs the supply of products and materials associated with certain of Customer’s vinyl window products.  Annual volumes and expenditures are estimated on Schedule B, delivered in regular intervals or as required as subsequently defined in this document.

2.	Term

This Agreement shall be effective from January 1, 2015 to December 31, 2018 (the “Term”).  If the targeted total purchases as described in Schedule B are not met, the Agreement will be extended until the target total purchases are met. At Customer's discretion this Agreement can be extended  one time for a period of two years commencing January 1, 2019 unless Supplier has terminated this Agreement in accordance with Section 14.  Customer agrees to give Supplier ninety (90) days notice before discontinuing any individual profile. This Agreement shall be effective and supersede all other such Agreements when signed by authorized personnel for both companies.

3.	Definitions.

a.	“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated 9 August 2013, by and between Royal Group, Inc. and PGT Industries, Inc., as amended as provided herein.

b.	“Price” shall mean the total transactional cost of materials with or without freight as agreed in the Schedule B-1.

c.	“Material Certificate” shall mean documentation confirming adherence to material and/or performance specifications.

d.
“Material Safety Data Sheet” shall mean documentation in conformance to OSHA requirements that shall provide detailed information on each hazardous chemical, including its potential hazardous effects, its physical and chemical characteristics, and recommendations for appropriate protective measures.

e.	“North Venice Plant” shall mean Customer’s place of business located at 1070 Technology Drive, North Venice, FL 34275.

f.
“Products” shall mean goods produced by Supplier and purchased by Customer, as contemplated by this Agreement and listed on a Purchase Order.  Products include vinyl and cellular extrusions, patio door products, and RoyalBond paint and paint services.

g.	“Specifications” shall mean all specifications, drawings, requirements, performance and/or functions, relating to the Products, as set forth in a Customer approved “Quality Control Print.”

h.
“Purchase Order” shall mean, purchase document that lists part numbers and planned ship/dock dates, or established scheduling Agreement, or electronic release by part number, or auto replenishment release.

i.
“Quality Control Print” shall mean extrusion drawing used to manufacture extrusion and fabrication tooling, approved by Customer and Supplier with signatures, drawn and controlled by Supplier, used by Quality Assurance supervision of both parties.

4.	Representations and Warranties

a.
Supplier represents and warrants that the Products shall comply with the Specifications.  Please refer to Schedule C for standard Royal Warranty.  SUPPLIER EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, COMMON LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, TO THE FULLEST EXTENT SUCH DISCLAIMER IS ALLOWED BY APPLICABLE LAW.

b.
Supplier warrants that Products will conform to such Specifications and will be free from all defects in material and workmanship.  Customer shall have the right to reject and return Non-Conforming Materials (as defined in Schedule B hereto) , upon receipt of a “Return Goods” authorization at the Supplier’s expense up to and including all reasonable labor and other charges to inspect, sort, package, and handle for return. Such goods are not to be replaced without a “Purchase Order” from Customer.

c.
Supplier represents and warrants that, upon transfer of ownership as defined in the Delivery Terms section of Schedule B, Supplier shall pass to Customer, and Customer shall receive, good and marketable title to such Products, free and clear of all liens, claims, security interests pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.

d.
Rush orders are considered necessary to the Customer, may be subject to an additional set-up charge of $300, and require order of full package quantity.  This would only apply in cases where Product is not normally stocked and requires Supplier to break into current production schedules at Customer's request.

e.
Supplier and Customer agree to form and actively participate in a Partnership Development Team with the objective of exploring innovative, cost effective solutions that provide both Supplier and Customer with unique performance and cost solutions. Partnership Development Team will meet each  quarter and more often on an informal basis, if appropriate and report out to the Customer VP of Supply Chain and Supplier VP of Sales every six (6) months during the Term. Proposed activities are included in Schedule B. Cost savings derived by the Partnership Development Team will be shared 50/50.

f.
Each Party represents, warrants and covenants that: (i) it is and shall be at all times a legal entity validly existing under the laws of its jurisdiction with the corporate or other power to own all of its properties and assets and to carry on its business as it is currently being conducted; (ii) it has the corporate or other power to execute and deliver this Agreement and to perform its obligations hereunder; (iii) its officer(s) executing this Agreement are duly authorized to execute and deliver this Agreement on its behalf, and no further corporate or other proceedings are necessary with respect thereto; (iv) it is not required, in connection with execution and delivery of this Agreement or the performance of its obligations hereunder, to obtain the consent of any third party; and (v) the execution and delivery of this Agreement and performance of its obligations hereunder do not (A) violate any provision of its articles of incorporation or by-laws or equivalent organizational documents as currently in effect, or (B) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which it is a party or by which any of its properties or assets are bound.

g.	Customer agrees to:

i.
Purchase and otherwise initially acquire all its vinyl extrusions (identified in Schedule B) associated with Customer project known as Ultimately Vinyl (Phase II)  from Supplier, but only to the extent quality specifications defined under QUALITY on Schedule B are met and unless Customer otherwise terminates this Agreement pursuant to Section 14.

ii.	Purchase all Products produced by Supplier in response to receipt of a Purchase Order from Customer.

iii.	Give Supplier the right to bid on the supply of all future projects associated with vinyl window extrusions.

iv.	Timely review first article samples for production runs.

h.	Production runs of new Products will only commence once Supplier is in possession of fully operational dies, equipment and completed PPAP for Products.

5.	Pricing and Payment.

a.	Pricing is as per Supplier’s price list presently in effect as set out in Schedule B-1, subject to adjustment only as set out in CDI Index Calculation Schedule B-2.

b.
Diligent control over material costs, including but not limited to labor and overhead, is Supplier responsibility.  In the event of unreasonable and /or non-market cost increases, the Supplier will present supporting documents and data to the VP of Supply Chain of the Customer for review and consideration.

c.	Except as specifically detailed in Schedule B, no additional surcharges, packaging, loading, handling fees, or additional charges of any kind will be paid by Customer.

6.	Purchase Orders.

a.
From time to time during the Term, Customer shall order Products from Supplier pursuant to and in accordance with separate Customer standard purchase orders or other related written commitment documentation (collectively, the "Purchase Orders").  Such Purchase Orders shall specify quantities of the Product, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Products (with release schedules, delivery orders or equivalent notices).  Each Purchase Order executed by the Parties shall be binding upon Supplier and Customer and shall be deemed to constitute a part of this Agreement as if fully set forth herein, and all terms and conditions of this Agreement shall be deemed to apply to the subject matter of such Purchase Order as if fully set forth therein.  If any of the terms of a Purchase Order are inconsistent with, contradict, or are in addition to, the terms of this Agreement, such terms shall be of no effect unless such Purchase Order makes specific reference to the specific term of this Agreement which shall not apply and such purchase order that is referring to a provision of this Agreement that does not apply is signed by authorized signing officers of Customer and Supplier.

b.	Each Purchase Order shall contain specific instructions regarding where the shipment is to be delivered.

c.
Supplier will confirm every order in writing to Customer within two business days and will send Advance Ship Notice once the shipment leaves the Supplier's dock.  In the event of a contradiction between the Purchase Order and the terms of this Agreement, the terms and conditions of this Agreement shall prevail.

d.
Supplier agrees to maintain a reserve supply of PVC resins and compounds equal to sixty days’ consumption volume per each specification, or larger quantity at Supplier’s discretion and risk, which Supplier determines may be necessary to meet Customer’s requirements.

e.
For planning purposes, an annual forecast of estimated quantities will be provided with quarterly updates by the Customer. Additional forecast models will be offered as they become available. Any quantity estimates or purchase forecasts provided by Customer are for planning purposes only and do not constitute an order for material or Products.

7.	Delivery.

a.	The Products shall be delivered as specified on the Customer Purchase Order.

b.	With each shipment of Products, Supplier will deliver a packing list containing the following information:

v.	Purchase order number
vi.	Customer part number
vii.	Quantity ordered/Quantity shipped
viii.	Material Certificate, when required
ix.	Material Safety Data Sheet, when required

c.
Lead time from date of order to “packed and available” will be no greater than ten (10) business days on accessories, color, and capstock profiles, and five  (5) business days on white frame and sash extrusion for orders consistent with Customer’s forecast.  Replenishment cycle will be matched to consumption rate of the Customer.

d.	Terms of transportation of Products to Customer is as described in Schedule B.

e.	Supplier will honor Customer’s Transportation Guidelines as outlined in Schedule B.

f.	Upon termination of the Agreement, Customer agrees to return Supplier owned racks to Supplier. Supplier owned racking will be used to service Customer.

g.
Rack return to Supplier will be coordinated between Customer and Supplier and a process will be documented by the Partnership Development Team. The cost of rack return is the Suppliers’s responsibility.

8.	Certification and Quality Assurance.

Periodic Supplier performance evaluations may be performed, the purpose of which will be to assess Supplier’s quality as it relates to, among other things, on-time deliveries, packaging, service/warranty, and Non-Conforming Materials as reported through Customer’s Defective Material Reporting Process

9.	Defective Material.

Supplier shall use commercially reasonable efforts to ensure quality and conformance to material and performance specifications.  Supplier shall honor returns and credits promptly for any Non-Conforming Material and costs incurred by Customer to rework or sort such Non-Conforming Material.  Supplier shall provide corrective action documentation to Customer within 10 days of any such request. Penalties will be applied for Non-Conforming Materials as defined in Schedule B.

10.
Manufacturing Alterations.  Any and all modifications in composition, design, or manufacturing process (collectively, “Modifications”) must be approved by Customer, in writing, prior to implementation by Supplier.  In its sole and absolute discretion, Customer may require samples for testing prior to approving any such Modifications.

11.	Warranty.

See Schedule C

12.	Indemnification.

a.
Supplier agrees to indemnify and hold harmless Customer, along with its employees, dealers, distributors, affiliates, and other agents (collectively, the “Customer Indemnified Parties”), from and against any claim asserted by any third party for damage to that third party’s property, for replacement of Customer's products due to a defect in the Products, or for bodily injury, or both, arising out of or resulting from Supplier’s negligence. Supplier’s obligations to defend and indemnify shall apply regardless of whether the claim is based on breach of warranty, breach of contract, negligence, strict liability, or any other tort.   The obligations to defend and indemnify are in addition to the obligations Supplier already has under the terms of its warranty.  The term “claim” includes, but is not limited to, allegations, notices, lawsuits, judgments, and settlements.  It also includes an obligation on the part of Supplier to indemnify any Customer Indemnified Party for costs, expenses, attorneys’ fees, and other costs incurred in connection with the defense of any claim that is covered by this provision.  Customer may, at its discretion, assist with the defense and be represented by its own counsel in connection with any such proceedings.

b.
Customer agrees to indemnify and hold harmless Supplier, along with its employees, dealers, distributors, affiliates, and other agents (collectively, the “Suppler Indemnified Parties”), from and against any claim asserted by any third party for damage to that third party’s property, or for bodily injury, or both, arising out of or resulting from, Customer’s negligence. Customer’s obligations to defend and indemnify shall apply regardless of whether the claim is based on breach of warranty, breach of contract, negligence, strict liability, or any other tort.  The term “claim” includes, but is not limited to, allegations, notices, lawsuits, judgments, and settlements.  It also includes an obligation on the part of Customer to indemnify any Supplier Indemnified Party for costs, expenses, attorneys’ fees, and other costs incurred in connection with the defense of any claim that is covered by this provision.  Supplier may, at its discretion, assist with the defense and be represented by its own counsel in connection with any such proceedings.

c.
As a condition to the foregoing indemnity obligations, the indemnified party shall promptly inform the indemnifying party in writing of any such suit, claim, action, cost, liability, loss or other obligation.  The indemnifying party, at its sole cost and expense is to have exclusive control of the defense in such suit or claim and in all negotiations relating to its settlement, and the indemnified party will assist as reasonably requested in prosecution of such suit.  The indemnified party may, at its own cost and expense, retain counsel to continue to participate in the defense.

13.	Confidentiality.

The parties hereto agree to comply with, and be bound by, the terms of the Confidentiality Agreement.

14.	Termination. This Agreement may be terminated by either party in the event that:

a.	The other party makes a general assignment for the benefit of creditors;

b.
The other Party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such Party under any federal, state, or other bankruptcy or insolvency laws and such proceedings are not terminated within ninety (90) days, or a receiver is appointed for such Party;

c.	The other Party ceases to function as a going concern;

d.
The other party fails to perform any material provision of this Agreement and does not cure such failure within a period of thirty (30) days after receipt of written notice from the other party specifying such failure and stating its intention to terminate this Agreement if such failure is not cured provided, however, that such period of thirty (30) days shall be extended for an additional fourteen (14) days if the nonperforming party, in good faith, begins performance necessary to cure after notice and proceeds to complete such performance with reasonable diligence; and

e.	Performance of this Agreement is suspended by the other party in accordance with Section 15(a) below, and it appears that such performance will be delayed for more than seventy-five (75) days;

f.
Upon expiration or termination of this Agreement all monies owed by Customer to Supplier or by Supplier to Customer become immediately due and must be paid forthwith and in no event later than thirty (30) days.

g.
Neither party shall have the right to terminate this Agreement without Cause or for convenience, but rather, shall only have the right to terminate the Agreement for Cause, described in Section 14 subsections a. through e. inclusive, or as a result of force majeure as provided in Section 15.

15.	Miscellaneous.

a.
Force Majeure. No party to this Agreement shall be liable for any delay or non-performance hereunder, resulting from: severe weather conditions; war; riots; civil disorder; earthquakes; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other condition or occurrence whatsoever beyond the reasonable control of such party, but only to the extent performance hereunder is prevented by any such condition.  If the performance of this Agreement is delayed, prevented, restricted or interfered with by reason of any such event, (a) the party whose performance is delayed, prevented, restricted or interfered with shall give prompt written notice to the other party of the event and shall be excused from performance, but only to the extent delayed or prevented; provided, however, that the party whose performance is delayed or prevented shall take commercially reasonable steps to avoid or remove such causes of nonperformance and shall continue performance whenever and to the extent possible; and (b) if it appears that a time for delivery or performance scheduled pursuant to this Agreement will be delayed for more than seventy-five (75) days, the party receiving notice under subsection (a) above shall have the right to terminate, by written notice to the other party, any portion of this Agreement covering the delayed performance, and the obligations and liabilities of both parties with respect to such portion of the Agreement shall thereupon lapse and terminate, except to the extent such obligations or rights are intended to survive pursuant to this Agreement.

b.
Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by either party, in whole or in part without the prior written consent of the other party, or any attempt to make any such transfer, assignment or delegation without such consent shall be null and void.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the Parties hereto.

c.
Contractor Status.  The Parties are and shall remain independent contractors with respect to each other, and nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint ventures, fiduciaries or agents, nor grant any right or authority to assume or create an obligation or responsibility, express or implied, on behalf of or in the name of the other or bind the other in any manner whatsoever.

d.
Modification and Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be valid or binding unless in writing and executed by both of the Parties.  Any other purported modification, amendment or waiver of any provision of this Agreement shall be null and void. No waiver by either Party of any breach, or the failure of either Party to enforce any of the terms and conditions of this Agreement, shall affect, limit or waive that Party's right to enforce and compel compliance with all terms and conditions of this Agreement, or to terminate this Agreement according to its terms.

e.
Invalidity or Illegality.  In the event any provision of this Agreement is declared to be void, invalid or unlawful by any court or tribunal of competent jurisdiction, such provision shall be deemed severed from the remainder of this Agreement and the balance shall remain in full force and effect.  The Parties shall undertake to replace the invalid, ineffective, or unenforceable provisions with valid, effective, and enforceable provisions, which, in their commercial effect, approximate as closely as possible the intentions of the Parties as expressed in the invalid, ineffective, or unenforceable provisions.

f.
Notices.  All notices given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, if available, return receipt requested, or by facsimile, or by recognized overnight courier for next day delivery, addressed or sent to the Parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any Party shall hereafter specify by notice to the other Party:

i.	If to Customer, to:

PGT Industries, Inc.

1070 Technology Drive

North Venice, FL  34275

Attention:  General Counsel

Facsimile:  (941) 486-8634

ii.	If to the Supplier, to:

Royal Group, Inc.
1000 Abernathy Road NE
Suite 1200
Atlanta, GA 30328
Attention:  General Counsel
Facsimile:  770-395-4514

g.	Headings. Section headings contained herein are for convenience only and shall not affect the interpretation hereof.

h.
Counterparts.  The Parties may execute any number of counterparts to this Agreement, each of which shall be an original instrument, but all of which taken together shall constitute one and the same Agreement. Signed facsimile copies of this Agreement will bind the Parties to the same extent as original documents.

i.
Entirety.  This Agreement, which includes the recitals, schedules, Purchase Orders, exhibits and annexes attached or subsequently incorporated in this Agreement, constitutes the entire understanding and Agreement between the Parties regarding the subject matter set forth herein, and supersedes all prior or contemporaneous Agreements, oral or written, made between the Parties relating such subject matter.

j.
Agreement Precedence.  For their convenience, the Parties may use, from time to time, their standard purchase orders, site level execution Agreements, sales releases, delivery schedules, acknowledgments, invoices and other similar preprinted forms. In the event of a conflict between this Agreement and any of these documents that purport to govern the same matters set forth herein, this Agreement shall prevail unless the other document (i) is executed and delivered by both Parties hereto in writing subsequent to the date of this Agreement, (ii) specifically refers to this Agreement and to this Section, and (iii) indicates that it is intended to, and shall take precedence over, this Agreement.

k.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof (other than its conflict of law principles to the extent that the application of the laws of another jurisdiction would be required thereby). Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation or legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereunder

l.
Survival Provisions.  Neither the expiration nor termination of this Agreement shall affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination.

m.	Personal Protective Equipment. Supplier’s and subcontractors must wear appropriate personal protective equipment when visiting any of Customer’s manufacturing facilities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by persons authorized on their respective behalf, effective as of the date first set forth above.

           PGT INDUSTRIES, INC.

           /s/ Brad Voss                                                            4/29/2014
           Name:  Brad Voss                                                     Date
           Title:   Director, Strategic Purchasing

           ROYAL GROUP, INC.

           /s/ Chris Bitsakakis                                                    4/28/2014
          Name: Chris Bitsakakis                                               Date
          DateTitle:   VP & GM,Window & Door Profiles